As filed with the Securities and Exchange Commission on July 11, 1996
                                                      Registration No. 333-07649
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------

                                    FORM S-3

                        PRE-EFFECTIVE AMENDMENT NO. 1 TO

                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                                  ------------

                           OMNI MULTIMEDIA GROUP, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                                            04-2729490
  (State or other jurisdiction                               (IRS Employer
of incorporation or organization)                          Identification No.)

                           PAUL F. JOHNSON, PRESIDENT
                           OMNI MultiMedia Group, Inc.
                                 50 Howe Avenue
                       Millbury, Massachusetts 01527-3298
                                 (508) 865-4451
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                executive office and name, address and telephone
                          number of agent for service)

                                 --------------

                                   Copies to:

                            NEIL H. ARONSON, Esquire
                          ANN CATHERINE BONIS, Esquire
                           O'Connor, Broude & Aronson
                          950 Winter Street, Suite 2300
                          Waltham, Massachusetts 02154
                                 (617) 890-6600

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box:  [   ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with
dividend or interest reinvestment plans, check the following box:  [   ]




                         CALCULATION OF REGISTRATION FEE

- --------------------------------------------------------------------------------------------------------------------
                                                                       Proposed
Title of Each Class                             Proposed Maximum       Maximum                Amount of
of Securities to Be           Amount to Be      Offering Price         Aggregate              Registration
Registered                    Registered(1)     per Share(2)           Offering Price(2)      Fee

- --------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par
value                             1,181,246             $8.13              $9,603,530(3)           $ 3,311.56

Common Stock, $.01 par
value, underlying 1,050
shares of Series A
Convertible Preferred
Stock, $.01 par value             2,500,000             $7.00             $17,500,000.00           $ 6,034.48


Common Stock, $.01 par
value, underlying Placement
Agent's Warrants
                                  108,808               $9.65              $1,049,997.20             $ 362.07
Common Stock,$.01 par
value, underlying Common
Stock Purchase Warrants

                                   48,000               $5.35               $256,800.00               $ 88.55


- --------------------------------------------------------------------------------------------------------------------
Total Registration Fee(4)                                                                          $ 9,796.66
- --------------------------------------------------------------------------------------------------------------------



(1)      Pursuant to Rule 416 there are also registered hereunder such additional  indeterminate number of shares of
         Common Stock that may become issuable pursuant to antidilution  adjustments,  stock splits, stock dividends and similar adjustments.

(2)      Estimated in accordance with Rule 457 solely for the purposes of calculating the registration fee and based upon the closing price on the American Stock Exchange ("AMEX") of the registrant's Common Stock on June 28,
         1996 of $7.00 per share.

(3)      Estimated in accordance with Rule 457 solely for the purposes of calculating the registration fee and based upon the closing price on the AMEX of the registrant's Common Stock on July 9, 1996.

(4)      Of this amount, $6,485.10 was previously paid on July 5, 1996 and $3,311.56 is paid herewith.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================




                           OMNI MULTIMEDIA GROUP, INC.

                              CROSS REFERENCE SHEET

                             PURSUANT TO RULE 501(B)


         Item Number                                                   Location in
         and Caption                                                   Prospectus
         -----------                                                   ----------
1.       Forepart of the Registration Statement and           Forepart of the Registration
         Outside Front Cover Page                             and Outside Front Cover Page

2.       Inside Front and Outside Back Cover Pages            Inside Front Cover Page;
         of Prospectus                                        Outside Back Cover Pages

3.       Summary Information; Risk Factors and Ratio          Prospectus Summary; Risk
         of Earnings to Fixed                                 Factors - Not applicable

4.       Use of Proceeds                                      Use of Proceeds

5.       Determination of Offering Price                      Not applicable

6.       Dilution                                             Not applicable

7.       Selling Security Holders                             Selling Security Holders

8.       Plan of Distribution                                 Plan of Distribution

9.       Description of Securities to Be Registered           Not Applicable

10.      Interests of Named Experts and Counsel               Legal Matters

11.      Material Changes                                     Recent Developments

12.      Incorporation of Certain Information                 Available Information;
         by Reference                                         Incorporation by Reference

13.      Disclosure of Commission Position on                 Not applicable
         Indemnification for Securities Act
         Liabilities

                                       i

         Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                                       ii


                    Subject to Completion: Dated July 10, 1996

PROSPECTUS
- ----------

                           OMNI MULTIMEDIA GROUP, INC.

                        3,838,054 SHARES OF COMMON STOCK



         This Prospectus relates to 3,838,054 shares (the "Shares") of Common Stock, $.01 par value (the "Common Stock"), of OMNI MultiMedia Group, Inc., a Delaware corporation ("OMNI" or the "Company"), for reoffer or resale from time to time by the Selling Security Holders (the "Selling Security Holders"). Of the Shares being registered hereunder, 2,500,000 are being registered pursuant to the terms of certain demand registration rights agreements between the Company and certain Selling Security Holders who were investors in the Company's 1996 Private Placement (the "Private Placement") of its Series A Convertible
Preferred Stock, $.01 par value (the "Series A Preferred Shares"). Such shares are reserved for possible issuance upon conversion of the Series A Preferred Shares into Common Stock. An additional 108,808 shares of Common Stock are being registered pursuant to the terms of a warrant issued to Dunwoody Securities, LLC, the placement agent in the Private Placement, to purchase these shares at an exercise price of $9.65 per share (the "Placement Agent's Warrant"). An additional 1,181,246 shares are being registered by three individuals who are officers and directors of the Company. The remaining 48,000 shares are issuable upon exercise by certain Selling Security Holders who were granted stock options in April 1995 to purchase Common Stock at an exercise price of $5.35 per share (the "Advisor Options"). See "Selling Security Holders."

         This offering is not being underwritten. The Shares may be sold by the Selling Security Holders and/or their registered representatives from time to time at prices to be determined at the time of such sales. No minimum is required to purchase and no arrangement exists to have funds received by such Selling Security Holders and/or their registered representatives to be placed in an escrow, trust or similar account or arrangement, unless the proceeds come from a purchaser residing in a state in which the sale of the Shares has not yet been qualified. See "Plan of Distribution."

         The sale of the Shares being offered hereby, when made, will be made through customary brokerage channels either through broker-dealers acting as agents or brokers for the Selling Security Holders or through broker-dealers acting as principals who may then resell the Shares on the AMEX or otherwise, or by private sales on the AMEX or otherwise, at negotiated prices related to the prevailing market prices at the time of the sales or by a combination of such methods of offering. Thus, the period of distribution of such Shares will be over an extended period of time. The Selling Security Holders may effect these transactions by selling Shares to or through broker-dealers or by pledges of the Shares to broker-dealers who may, from time to time, themselves effect distributions of the Shares or interests therein in their capacity as broker-dealers. See "Plan of Distribution."

         The Selling Security Holders and any broker-dealer who acts in connection with the sale of Shares hereunder may be deemed to be "underwriters" as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"), and any commission received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Security Holders will pay or assume brokerage commissions or discounts incurred in connection with the sale of their Shares, which commissions or discounts will not be paid or assumed by the Company.

         The Company's Common Stock is traded on the AMEX under the symbol "OMG". The Shares may be offered for sale on the AMEX or in privately negotiated transactions. On July 9, 1996, the closing price of the Company's Common Stock on the AMEX was $8.13 per share.

         The Company will receive no part of the proceeds of any sale of Shares by the Selling Security Holders. The Company will receive the exercise price upon the exercise of the Advisor Options and the Placement Agent's Warrant resulting in the acquisition of a certain amount of the Shares by certain of the Selling Security Holders. The Company is paying all of the expenses of registering the Shares, estimated to be $60,000 for filing, exchange listing, legal, accounting and miscellaneous fees and expenses, and has agreed to indemnify certain of the Selling Security Holders from the Private Placement in certain circumstances against certain liabilities, including liabilities under the Securities Act. The Company will not pay any discounts, concessions or commissions payable to underwriters, dealers or agents incident to the offering of the Shares.

                                 --------------

     THESE SECURITIES INVOLVE CERTAIN RISKS TO THE INVESTORS. SEE "RISK FACTORS" CONTAINED ELSEWHERE IN THIS PROSPECTUS.

                                 --------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 --------------

                   THE DATE OF THIS PROSPECTUS IS JULY , 1996.




                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copies thereof may be obtained, at prescribed rates, at the public reference facilities maintained by the Commission at the Public Reference Section, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 7 World Trade Center, 13th Floor, New York, New York 10048; 5670 Wilshire Boulevard, 14th Floor, Los Angeles, California 90036-3648; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates by writing to the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

     The Company's Common Stock is listed for trading on the AMEX. Reports and other information concerning the Company can be inspected at the offices of the AMEX located at 86 Trinity Place, New York, New York 10006-1881.

     The Company has filed a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Act"), covering the Shares included in this Prospectus. This Prospectus does not contain all the information set forth in or annexed to exhibits to the Registration Statement filed by the Company with the Commission and reference is made to such Registration Statement and the exhibits thereto for the complete text thereof. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits filed as part thereof, copies of which may be obtained at prescribed rates upon request to the Commission in Washington, D.C. Although statements contained herein concerning the provisions of any documents are true and correct in all material respects, any such statements are not necessarily complete, and, in each instance, such statements are qualified in their entirety by reference to such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission.

     NO DEALER, SALESMAN, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SECURITY HOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER BY THE SELLING SECURITY HOLDERS TO SELL ANY OF THE
SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL FOR THE SELLING SECURITY HOLDERS TO MAKE SUCH OFFER IN SUCH
JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCE, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                                       2

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents, which have been previously filed by the Company with the Commission under the Act and the Exchange Act, are incorporated by reference in this Prospectus:

     (1)  Annual Report on Form 10-KSB for the fiscal year ended March 30, 1996;

     (2) Description of the Company's Common Stock in the Company's Form 8-A Registration Statement, dated April 11, 1995, as amended.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering described herein shall be deemed to be incorporated by reference into this Prospectus from the respective dates those documents are filed.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

     The Company will provide, without charge, to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents which have been incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents.) Requests should be directed to Robert E. Lee, Executive Vice President, OMNI MultiMedia Group, Inc., 50 Howe Avenue, Millbury, Massachusetts 01527-3298, telephone: (508) 865-4451.


                                       3


                                  RISK FACTORS

     INVESTMENT IN THE SHARES INVOLVES A HIGH DEGREE OF RISK. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS AND THE TIMING OF CERTAIN EVENTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED BY SUCH FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS DISCUSSED IN THIS PROSPECTUS, INCLUDING THE RISK FACTORS SET FORTH BELOW. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE INFORMATION PRESENTED BELOW PRIOR TO MAKING ANY PURCHASE OF THE SHARES.


NO ASSURANCE OF FUTURE PROFITABILITY; ANTICIPATED LOSSES

     The Company had limited net earnings after taxes of $132,057 for the year ended April 1, 1995 and $324,200 for the year ended March 30, 1996. The Company expects to incur significant costs in marketing its 4CD's catalog and its anticipated expansion of its software and CD-ROM manufacturing operations. The Company expects to incur significant losses during the start-up phase of at least $1,800,000 during the fiscal quarter ended June 30, 1996 in connection with the start -up of its new CD-ROM manufacturing operations and no assurance can be given that the Company will continue to operate profitably in the future.

RISKS ASSOCIATED WITH NEW CD-ROM DUPLICATION SERVICES

     The Company intends to use a significant portion of funding from the net proceeds from the recent exercise of the public warrants for the purchase and lease of capital equipment, including equipment that will enable the Company to duplicate CD-ROMs at its facility. Management estimates that the cost to purchase and install the first line of CD-ROM equipment, including related leasehold improvements, is approximately $8,000,000. The Company anticipates that existing bank and equipment lease financing, together with a portion of the proceeds from the warrant redemption, will be available to fund additional proposed expansion costs associated with additional production lines, although no assurance can be given that such financing will be available or that, if available, will be on terms favorable to the Company. If such funds are not adequate, the Company may use a portion of the proceeds from the Private Placement to augment its capital expenditure requirements. In addition, the Company anticipates expanding its CD-ROM operations and could also use a portion of the proceeds from the Private Placement for such purposes.

     No assurance can be given that the Company can successfully manufacture and market its CD-ROM duplication services or that if the Company is successful that the Company will generate revenues or be profitable from its CD-ROM duplication services. The Company's success in providing CD-ROM duplication services will depend, in part, on its ability to obtain the necessary equipment, develop customers to use the CD-ROM duplication services, train qualified personnel and to provide such service at a competitive price. If the Company is not able to provide competitive


                                       4

CD-ROM duplication services, its results of operations and financial condition could be materially and adversely affected.

UNCERTAIN ACCEPTANCE OF NEW CD-ROM CATALOG AND LIMITED INTERNET MARKETING EXPERIENCE

     To date, the Company has had only very limited experience in direct Internet marketing, has provided only a limited number of 4CD's catalogs on a trial basis, and no assurance can be given that the Company's catalog will be accepted in the CD-ROM marketplace. The Company's success will depend, in part, on its ability to distribute CD-ROM titles at a competitive price, to develop active customers, to stimulate additional purchases from existing customers, to provide efficient telemarketing, customer service and shipping operations, and to obtain favorable pricing terms from CD-ROM developers and distributors. Lack of consumer acceptance of the Company's 4CD's Internet catalog, lack of consumer interest generally in purchasing products over the Internet, problems in the effective marketing of this service, the purchasing of CD-ROM products, or receipt and shipping of customer orders, could have a material adverse effect on the Company's results of operations and financial condition.

UNCERTAIN ABILITY TO MANAGE ANTICIPATED GROWTH AND EXPANSION

     The Company plans to issue the 4CD's catalog over the Internet, to expand its telemarketing organization and to expand its software duplication services to include replication of CD-ROM titles, resulting in a significant increase in the electronic catalog, publication, and duplication services offered by the Company. As a result, the Company's anticipated growth, of which no assurance can be given, will place increasing pressure on management.

     This anticipated growth is also dependent on a number of factors, including the Company's ability to hire, train and assimilate qualified personnel, the adequacy of its financial resources, its ability to identify new markets in which it can successfully compete and its ability to adapt its publishing, telemarketing and software and CD-ROM duplication resources to accommodate expanded operations. If the Company is not able to manage its anticipated growth effectively, the quality of its services, its ability to recruit and retain key personnel, and its results of operations could be materially and adversely affected.

DEPENDENCE ON THE CD-ROM AND MULTIMEDIA PRODUCTS MARKET

     The products to be featured in 4CD's are expected to be sold to users of CD-ROM titles and multimedia products. Any decline in the sales of or decrease in demand for CD-ROM titles and multimedia products could have a material adverse effect on the Company's operations and financial condition.


                                       5


SIGNIFICANT COMPETITION

     The barriers to entry in the software duplication industry are currently relatively low, so that competitors with or without significant economic resources could enter the software duplication industry. The Company also competes with regional CD-ROM manufacturers. Certain of these competitors, such as KAO Information Systems, Inc. and Disk Manufacturing, Inc., have financial and other resources greater than those of the Company. In addition, other large companies, such as Time-Warner and Sony, are also involved in the manufacture of CD-ROMs and could compete directly with the Company.

     The software and CD-ROM marketplaces are highly competitive. The Company expects to compete with consumer electronic and computer retail stores, including superstores, and other direct marketers of software, CD-ROM and computer related products. Certain hardware and software vendors are selling their products directly through their own catalogs. Certain competitors of the Company, including Micro Warehouse, Inc., PC Connection and other companies which now sell or which may in the future sell CD-ROM products through catalogs, have financial and other resources significantly greater than those of the Company. No assurance can be given that the Company can compete effectively against existing competitors or new competitors that may enter these markets. In addition, price is an important competitive factor in these markets, and there can be no assurance that the Company will not be subject to increased price competition, which could have a material adverse effect on the Company's operations and financial condition.

DECREASED DEMAND FOR DISKETTE DUPLICATION; CHANGING METHODS OF SOFTWARE AND CD-ROM DISTRIBUTION

     The manner in which software and CD-ROM products are distributed and sold is changing and new methods of distribution and sale may emerge or expand. Management believes that software developers are beginning to migrate from use of floppy diskettes to CD-ROM and other higher-capacity storage media and that this trend will intensify over the next several years. As a result, managements believes that the Company must successfully transition its operations to provide competitive manufacturing capabilities for CD-ROM products. There can be no assurance that the Company will be successful in transitioning to successfully market its capabilities as a manufacturer of CD-ROM and other storage media.

     In addition, software developers have sold, and may intensify their efforts to sell, their products directly to end users. From time to time certain developers have instituted programs for the direct sale of larger order quantities of software to certain major corporate accounts and these types of programs may continue to be developed and used by various developers. In addition, certain major developers have implemented programs for master copy distribution or site licensing of software. These programs generally grant an organization the right to make any number of copies of software for distribution within the organization provided that the organization pays a fee to the developer for each copy made. Also, developers may attempt to increase the volume of software products distributed electronically through down-loading or through CD-ROM unlocking technology to end


                                       6

users' microcomputers. Any of these competitive programs, if successful, could have a material adverse effect on the Company's operations and financial condition.

BROAD DISCRETION IN USE OF PROCEEDS; FUTURE CAPITAL NEEDS; POSSIBLE NEED FOR ADDITIONAL FINANCING; SUBSTANTIALLY ALL ASSETS PLEDGED

     Virtually all of the $9,000,000 in anticipated net proceeds from the Private Placement is allocated toward working capital and general corporate purposes. Accordingly, management of the Company will have broad discretion in applying these net proceeds. Further, the Company has reserved the right to reallocate all net proceeds toward working capital and general corporate purposes. It is anticipated that the Company will expend significant amounts of capital to market 4CD's, expand its software duplication services and develop CD-ROM duplication services. In addition, the Company intends to consider acquisitions of complementary businesses. If the net proceeds are inadequate for completion of the Company's anticipated expansion, additional financing may be necessary for the continued support of the Company's proposed products and operations. No assurance can be given that the Company will be able to secure additional financing or that such financing will be available on favorable terms. If the Company is unable to obtain such additional financing, the Company's ability to maintain its current level of operations could be materially and adversely affected and the Company may be required to reduce its overall expenditures.

     The Company has revolving line of credit and term loan facilities with a financial institution, pursuant to which it has pledged substantially all of its assets. The cancellation by this or any other lender of the Company's credit facilities, or any capital lease arrangements, would have a material adverse effect on the Company's operations and financial condition.

RELIANCE ON SIGNIFICANT CUSTOMERS

     During the fiscal year ended March 30, 1996, net sales of software duplication services to three customers, Prodigy, America OnLine, Inc. and Microcom, accounted for approximately 45%, 18% and 11%, respectively, of the Company's net sales. During the fiscal years ended April 1, 1995 and April 2, 1994, net sales of software duplication services to one customer, Prodigy, accounted for approximately 32% and 35%, respectively, of the Company's net sales. In December 1994 and March 1995, the Company's manufacturing agreements with Prodigy and Microcom expired. Since that time, sales to these two customers have been conducted on a purchase order basis and have increased. Given that the manufacturing agreements allowed cancellation with little or no penalty, the Company does not believe that the absence of written agreements significantly alters its relationship with these two customers. While the Company believes that its relationships with its significant customers are favorable, the loss of any of these customers could have a material adverse effect on the Company's business.


                                       7


POTENTIAL QUARTERLY FLUCTUATIONS AND SEASONALITY OF BUSINESS

     The Company may experience variability in its net sales and net income on a quarterly basis as a result of many factors, including the condition of the software, CD-ROM and multimedia products industry in general, shifts in demand for software and hardware products and industry announcements of new products or upgrades. The Company's planned operating expenditures are based on sales forecasts. If revenues do not meet expectations in any given quarter, or if costs of operations are greater than anticipated, operating results may be materially adversely affected.

     Management believes that demand for duplication services for consumer products can be seasonal, with increases in the fall reflecting increased demand relative to the new school year and holiday gift purchases. Management believes that seasonality may intensify as the Company distributes products through its 4CD's subsidiary. Increased seasonality would likely be reflected in a slowdown in buying in the summer months from consumers, schools and universities. This seasonality in business could also result in significant quarterly variations in financial results.

RELIANCE ON CD-ROM DISTRIBUTORS

     The Company purchases multimedia products from approximately 15 suppliers. Approximately 20% of these products are purchased directly from software manufacturers and the balance from distributors. The Company's largest distributors are American Software and Hardware Distributors, Merisel, Inc. and Ingram Micro, Inc. During the fiscal year ended March 30, 1996, purchases of products from these three distributors constituted approximately 21%, 20% and 7%, respectively, of the Company's finished software product purchases. There are no supply agreements between the Company and any of these distributors. While the loss of any one of these suppliers could cause a short-term disruption in the availability of products purchased from it, the Company believes, although no assurance can be given, that it would be able to obtain alternative sources of distribution for such products without materially affecting product cost. Distributors provide the Company with substantial incentives in the form of discounts, advertising allowances, rebates and return policies. A reduction in or discontinuance of such incentives could have a material adverse effect on the Company's operations and financial condition. In addition, no assurance can be given that a distributor will not produce and distribute its own multimedia catalog.

COST OF SHIPPING

     Management expects shipping to be a significant expense in the operation of the Company's business. The Company forwards its products to customers by overnight delivery and surface services. As is customary in the direct response industry, the Company generally passes the costs of overnight delivery and parcel shipments directly to customers as separate shipping and handling charges. Any increases in shipping rates may have an adverse effect on the Company's operations and financial condition.


                                       8


DEPENDENCE UPON KEY PERSONNEL; POSSIBLE LACK OF AVAILABILITY OF QUALIFIED PERSONNEL

     The Company is dependent to a large degree on the experience and abilities of its Chairman and President, Paul F. Johnson; its Executive Vice President and Chief Financial Officer, Robert E. Lee; and Richard A. Pilotte, its Vice President of Operations. The loss of the services of any of these individuals could have a material adverse effect on the Company. The Company has entered into employment agreements, containing noncompetition restrictions, with each of Messrs. Johnson, Lee and Pilotte. The Company is the sole beneficiary of key-person life insurance policies, each in the amount of approximately $1,000,000, on the lives of Messrs. Johnson, Lee and Pilotte.

     The Company's future success and growth strategy will depend in large part upon its ability to attract and retain highly skilled managerial, technical and marketing personnel. Competition for such personnel in the Company's industry is intense. No assurance can be given that the Company will be successful in attracting or retaining the qualified personnel necessary for its business and anticipated growth, and the failure to attract or retain such personnel could have a material adverse effect on the Company's business and results of operations.

CONTROL BY CURRENT PRINCIPAL STOCKHOLDERS

     The Company's current principal stockholders, Paul F. Johnson, Robert E. Lee, Richard A. Pilotte and Charanjit S. Anand, own approximately 32% of the outstanding shares of Common Stock of the Company. As the Company's bylaws do not provide for cumulative voting, these individuals will likely be able to exert significant influence over all matters requiring approval by the stockholders of the Company, including the election of directors.

POSSIBLE ACQUISITIONS AND JOINT VENTURES

     The Company intends to use a portion of the net proceeds from the Private Placement to acquire businesses or product lines similar, complementary, or related to the Company's current business. Although the Company routinely explores potential acquisitions, none is currently being negotiated and no portion of the net proceeds has been allocated to specific acquisitions. The Company's acquisition and expansion plans will subject the Company to all of the risks incident to the expansion of an emerging business, particularly the possible adverse impact associated with the integration of new and acquired businesses into the Company's existing operations and the coordination and operation of joint ventures. In particular, newly-acquired businesses and joint ventures frequently encounter unforeseen expenses, difficulties, complications and delays, and no assurance can be given that the Company will be successful in meeting its business objectives. In addition, no assurance can be given that the Company will pursue or consummate any such business opportunities in the future or that any such business opportunity, if consummated, will prove beneficial to the Company.


                                       9

POSSIBLE ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK AND PREFERRED STOCK; PREFERRED STOCK CURRENTLY OUTSTANDING; RESERVATION OF SHARES OF COMMON STOCK UPON CONVERSION OF PREFERRED STOCK

     The Company is authorized to issue up to 14,000,000 shares of Common Stock, of which 3,889,950 shares of Common Stock are issued and outstanding as of the date of this Prospectus. The Company's Board of Directors has authority, without action or vote of the stockholders, to issue all or part of the authorized but unissued shares. Any such issuance would dilute the percentage ownership interest of stockholders and may further dilute the book value of the Common Stock.

     In addition, the Company is authorized to issue up to 1,000,000 shares of Preferred Stock, $ .01 par value per share (the "Preferred Stock"), of which 1,050 shares are designated as Series A Preferred Stock. All of these shares of Series A Preferred Stock are issued and outstanding as of the date of this Prospectus. The Preferred Stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by stockholders, and may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion and redemption rights and sinking fund provisions. The issuance of the Series A Preferred Stock and the issuance of any additional shares of Preferred Stock could adversely affect the rights of the holders of Common Stock and, therefore, reduce the value of the Common Stock. In particular, specific rights granted to holders of Preferred Stock could be used to restrict the Company's ability to merge with or sell its assets to a third party, thereby preserving control of the Company by its then owners, and may adversely affect the voting power of holders of the Common Stock.

     The Company has reserved 2,500,000 shares of Common Stock for issuance upon conversion of the Series A Preferred Stock, which shares are being registered hereunder. Although management believes that this amount is sufficient to cover such conversions, in the event that such amount is not sufficient, shareholder approval will have to be obtained to increase the number of shares of Common Stock that the Company is authorized to issue. No assurance can be given that such shareholder approval will be obtained.

POSSIBLE VOLATILITY OF STOCK PRICE; POSSIBLE DELISTING

     No assurance can be given that an active trading market in the Company's securities will be sustained. The Company believes factors such as quarterly fluctuations in financial results and announcements of new technology in the software and CD-ROM industries may cause the market price of the Company's securities to fluctuate, perhaps substantially. These fluctuations, as well as general stock market and economic conditions, such as recessions or high interest rates, may adversely affect the market price of the securities.

     The Company's Common Stock currently trades on the American Stock Exchange. In the future, the Company's securities may no longer qualify for listing on this or any other national


                                       10


exchange. Any delisting of the Company's Common Stock would have a serious and adverse impact on the trading market and price of the Company's Common Stock.

NO DIVIDENDS ON COMMON STOCK

     The Company has not paid cash dividends on its Common Stock since its inception and does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. The Company currently intends to reinvest earnings, if any, in the development and expansion of its business. The Company's agreement with its primary lender prohibits the payment of cash dividends without the lender's prior consent.

LIMITATION ON OFFICERS' AND DIRECTORS' LIABILITIES UNDER DELAWARE LAW

     Pursuant to the Company's Certificate of Incorporation, as authorized under applicable Delaware law, directors of the Company are not liable for monetary damages for breach of fiduciary duty, except in connection with a breach of the duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for dividend payments or stock repurchases illegal under Delaware law or for any transaction in which a director has derived an improper personal benefit. In addition, the Company's bylaws provide that the Company must indemnify its officers and directors to the fullest extent permitted by Delaware law for all expenses incurred in the settlement of any actions against such persons in connection with their having served as officers or directors of the Company.

ANTI-TAKEOVER MEASURES; POTENTIAL ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER PROVISIONS

     The  Company,  as  a  Delaware  corporation,  is  subject  to  the  General
Corporation Law of the State of Delaware, including Section 203 thereof, an anti-takeover law enacted in 1988. In general, the law restricts the ability of a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder. As a result, potential acquirors may be discouraged from attempting to effect an acquisition transaction with the Company, thereby possibly depriving holders of the Company's securities of certain opportunities to sell or otherwise dispose of such securities at above-market prices pursuant to such transactions. As a result of the application of Section 203 and certain change in control provisions contained in the employment contracts of Messrs. Johnson, Lee and Pilotte, potential acquirors of the Company may find it more difficult or be discouraged from attempting to effect an acquisition transaction with the Company, thereby possibly depriving holders of the Company's securities of certain opportunities to sell or otherwise dispose of such securities at above-market prices pursuant to such transactions.

                                       11

SUBSTANTIAL SHARES OF COMMON STOCK RESERVED FOR THE EXERCISE OR GRANT OF OPTIONS AND WARRANTS; REGISTRATION RIGHTS OF WARRANT HOLDERS

     The Company has reserved 338,000 shares of Common Stock for issuance upon exercise of options granted or available for grant to employees, officers, directors and consultants, as well as an aggregate of 286,000 shares of Common Stock for issuance upon exercise of the Representative's Warrant from the IPO, and the 2,500,000 shares of Common Stock issuable upon conversion of the Series A Preferred Stock, and the 108,808 shares of Common Stock issuable upon conversion of the Placement Agent's Warrant.. The existence of the aforementioned options and warrants may prove to be a hindrance to future financing by the Company. The holders of such options and warrants may exercise them at a time when the Company would otherwise be able to obtain additional equity capital on terms more favorable to the Company.

                                       12

                                   THE COMPANY


     GENERAL

     OMNI MultiMedia Group, Inc. ("OMNI" or the "Company") provides a wide range of software duplication and fulfillment services for major software producing firms serving the general computer user and users within the specific fields of financial and insurance services. The software duplication and fulfillment services of OMNI include inbound telemarketing, packaging, printing, direct shipment and a wide array of software duplication services for clients. In addition, OMNI has recently developed an extensive online multimedia catalog featuring popular software and CD-ROM titles, as well as related hardware peripherals, and has introduced this catalog on the Internet.

     Current clients include Prodigy Services Company ("Prodigy"), MCI/Newscorp., Cheyenne Software, Hasbro, Inc., Flagtower MultiMedia, Inc., Microcom, Inc. ("Microcom"), John Hancock Insurance, Bay Networks (formerly Wellfleet Communications, Inc.), Chipcom Corporation, Digital Equipment Corporation ("DEC"), Sun Life of Canada and others. OMNI provides a wide range of services, including software duplication, virus testing, printing of user manuals, and packaging and shipping of these materials. OMNI is continuing to develop an inbound telemarketing function which takes orders directly from software users purchasing products through print ads and other advertising media. In some instances, computer peripheral hardware is drop shipped to the Company, where it is tested and then shipped with software to the Company's clients or directly to the clients' customers.

     In April 1995, OMNI completed an initial public offering (the "IPO") of 1,138,500 units, each unit consisting of one share of Common Stock and one Warrant, raising net proceeds of approximately $4,076,000 (including funds received in connection with the Underwriters' exercise of their over-allotment option). No proceeds from the IPO remain. OMNI has used a portion of the IPO proceeds to expand its manufacturing and shipping capabilities, including CD-ROM replication. With respect to CD-ROM replication, management has used a portion of the net proceeds of the IPO to commence installation of state-of-the-art CD-ROM manufacturing operations. These operations are being installed in a separate, specially prepared section of the Company's existing facility, and will enable the Company to produce CD-audio, CD-ROM, CD-interactive and CD-video media and the new DVD format. The first of the projected five CD-ROM production lines has just become operational as of the date of this report. In addition, management estimates that these new operations will have the capacity to produce CDs that have greater information storage capacity than the same size of CDs currently on the market. No assurance can be given that the Company can successfully manufacture and market its CD-ROM replication services or that if the Company is successful that the Company will generate revenues or be profitable from its CD-ROM replication services.

     In February 1996, the Company announced its intent to redeem all of the 1,138,500 Warrants. Prior to redemption, 1,138,450 Warrants were exercised at a price of $6.63 per share, resulting in gross proceeds to the Company of approximately $7,548,000. Of this amount, the Company has allocated $1,000,000 to the purchase and lease of capital equipment related to its manufacturing



                                       13


facilities, $500,000 for marketing activities, $1,500,000 for advertising activities, and the balance for working capital and general corporate purposes.

     In May 1996, the Company completed a Private Placement (the "Private Placement"), which raised approximately $9,400,000 in net proceeds through the sale of 1,050 shares of Series A Preferred Stock. The Private Placement was completed to provide the Company with additional equity financing for possible acquisitions and to provide additional net worth to reduce the current cost of bank and equipment lease financings, as well as for general working capital purposes.

     OMNI has developed an online multimedia catalog that it believes will provide consumers and businesses with a cost-effective method of purchasing software titles and hardware peripherals. By selling over the Internet, OMNI expects it can avoid or reduce many of the costs associated with catalogs, such as catalog printing, mailing and telephonic order processing.

COMPANY DEVELOPMENTS SINCE THE IPO

     During the 14 months since the Company's IPO, the Company has focused on several areas, including constructing its CD-ROM manufacturing operations, expanding its sales activities in software replication, and preparing for the introduction of its 4CD's multimedia catalog:

     CD-ROM Manufacturing Operations. Since the IPO, much of management's focus has centered on the design and construction of state-of-the-art CD-ROM manufacturing operations and marketing of the Company's capabilities to provide these services to CD-ROM developers. As part of this program, the Company has expended approximately $2,500,000 in leasehold improvements, including basic infrastructure improvements such as significantly expanded electrical services and water handling and purification systems, as well as environmental controls. As of March 30, 1996, management had purchased or leased approximately $4,030,000 in CD-ROM equipment to allow the first production line to become fully operational. Funds for the first line have been made available from proceeds of the IPO and exercise of the Warrants, bank credit facilities and equipment leasing facilities. Management expects to add four additional production lines over the next four to nine months at an estimated cost of $2,500,000 per additional line and intends to use a portion of the proceeds from exercise of the Warrants, as well as anticipated equipment lease facilities, to fund the expansion. Management does not expect significant additional expenditures for leasehold improvements for the next four production lines. The cost of each additional production line is significantly less than the first line due to the Company's ability to use mastering, resin handling and printing equipment to operate several production lines simultaneously.

     Software Duplication Services. During the past year, the Company has experienced a significant increase in demand for software duplication and related services. This increased demand has been generated from both existing customers, such as Prodigy and Microcom, and new customers such as Hasbro, Inc., Cheyenne Software and others. Management is devoting significant efforts to expanding the Company's customer base to mitigate the risks associated with sales concentration. In addition, management has used a portion of the proceeds from the IPO and


                                       14

exercise of the Warrants to expand its fulfillment capabilities, including purchasing advanced PBX, telephony and data networking systems to support its telemarketing, fulfillment and shipping systems, and to expand its sales force.

     4CD's Internet Catalog. Following the IPO, the Company decided to provide the 4CD's catalog over the Internet rather than through traditional mailing of paper catalogs. This decision was made in part based on the success of Internet providers, such as Prodigy and America OnLine, and the increasing use of the Internet as a means of commerce. Management expects that providing such services via an online catalog will significantly reduce catalog production costs, provide better access to a worldwide market, and provide maximum flexibility in product presentation. By comparison, the costs of marketing via traditional print catalogs have continued to rise with the costs of paper and mailing. The Company believes that the costs of fulfilling customer orders will be significantly reduced by handling orders via online requests rather than through traditional telemarketing order processing, although the Company expects to add additional telemarketing personnel to handle telephone inquiries as well as provide telemarketing services for its replication fulfillment services described above. Since the IPO, the Company has spent approximately $550,000 in completing development of the 4CD's catalog, and marketing the Company's catalog to CD-ROM developers. The Company provides the catalog online for the purpose of solicitation of orders from the general public.

OMNI RESOURCES CORPORATION (SOFTWARE DUPLICATION AND CD-ROM REPLICATION)

     The Company was founded as a manufacturer of magnetic 5 1/4 inch disks for sale under the Company's label to individuals and retail outlets. During the 1980's, as the use of personal computers began to expand, the Company evolved into a software duplication company. As a result of this evolution, the Company now provides a comprehensive array of services for software publishers. These services include:



    o     Duplication/Replication             o     Warehousing/Inventory
    o     Assembly                            o     Customized Encryption and
    o     Fulfillment Services                      Serialization
    o     In-House Printing                   o     Packaging/Design/Sourcing
                                              o     Inbound Telemarketing


     The Company's customers during the past 12 months included Prodigy, Cheyenne Software, Bay Networks (formerly Wellfleet Communications, Inc.), Chipcom Corporation, Microcom, John Hancock Insurance, and DEC.

     The Company provides its clients with in-house duplication services in which the Company copies its customers' software programs onto blank diskettes. The Company has the ability to copy software programs onto 3 1/2" and 5 1/4" diskettes, tapes, data cartridges and personal computer memory cards ("PC-MCIA"). PC-MCIA cards enhance the utility of portable computers and electronic equipment by adding additional memory and other capabilities. During



                                       15


the duplication process, the Company certifies blank diskettes, checks the publisher's master diskette for over 4,000 known computer viruses, duplicates, copy protects (utilizing sophisticated encryption techniques, if required), serializes, labels and packages the diskette. The Company can also manufacture in-house the packages for the diskettes, including the sleeve, manual and other materials, such as promotion brochures or other information. The Company's extensive quality assurance laboratories are designed to minimize defect problems in diskette replication. The Company's clean room facilities are fully equipped to duplicate all popular sizes of diskettes and data cartridges.

     The Company also provides comprehensive design, multicolor printing, and packaging functions for clients as well as external packaging. The Company has recently expanded its design capabilities through the purchase of advanced computer hardware and software. The Company believes that this technology, together with its design team, allows it to provide a comprehensive design facility for its customers. Often, clients make last minute changes in software or user reference materials, which require the Company's services. Other clients who publish rates and other sales information through diskette (e.g., insurance agents and other sales personnel) use OMNI's services to constantly update and distribute software to field sales personnel. OMNI's production facilities allow for quick reconfiguration to process large (over 5,000 disks per hour) or much smaller production runs.

     OMNI's production services are available 24 hours per day seven days per week to meet customer shipping requirements. OMNI drop ships worldwide. The Company provides for warehousing services, which allow for shipping directly from the Company's warehouse. OMNI maintains an extensive security and tracking system to ensure inventory control. OMNI is also serving as a fulfillment house for software publishers marketing software directly to end users, which enables OMNI to take, process and ship orders directly to end users.

     During the past year, the Company has expanded its services to include inbound telemarketing to receive and ship consumer orders. This service allows the Company's clients to outsource the cost of a separate inbound telemarketing group, resulting in cost efficiencies, particularly for smaller volume software developers and for other software developers seeking to limit overhead costs. In addition, as part of the services previously provided and currently offered by the Company, clients will forward certain computer hardware, primarily modems, to the Company for quality control testing. After the Company performs such quality control tests, the computer hardware is bundled with software that has been duplicated by the Company. The Company believes that the expansion of its inbound telemarketing services and manufacturing and shipping facilities, together with its broad range of duplication services, will allow it to provide enhanced outsourcing capability for software publishers.

MARKETS

     Markets for the Company's software duplication and CD-ROM replication services include developers, brokerage, insurance and other financial services organizations.


                                       16


     Software developers utilizing the Company's services include both large and small organizations. Brokerage firms and other financial services organizations use the Company's services to provide pricing and other software-based information and training programs to their field offices on an as-needed basis.

     The market for the Company's services includes organizations seeking to augment their own software duplication and CD-ROM replication capabilities, businesses seeking to outsource their entire duplication and replication services, and organizations which have no mass duplication or replication capabilities. By providing state-of-the-art duplication and replication capabilities, and by attaining economies of scale, the Company believes it is often able to provide these services at a substantial cost reduction, with higher quality than if the customer attempted to provide duplication or replication and shipping services directly. Management also believes that the trend in outsourcing will allow the Company to continue to attract major developers and financial service organizations as clients. The Company intends to use a portion of the proceeds from the exercise of the Warrants and the Private Placement to further market its duplication/replication capabilities.

     Management believes that software developers are beginning to migrate from use of floppy diskettes to CD-ROM and other higher-capacity storage media and that this trend will intensify over the next several years. As a result, management believes that the Company must successfully transition its operations to provide competitive manufacturing capabilities for CD-ROM products. There can be no assurance that the Company will be successful in transitioning to successfully market its capabilities as a manufacturer of CD-ROM and other storage media. The Company's plan is to continue to expand its capabilities to provide a full range of services from duplication and replication to inbound telemarketing and fulfillment of customer orders. This will allow the Company's customers to concentrate their efforts and funds on development rather than having to spend additional funds and management resources on manufacturing and shipping. This is particularly critical for CD-ROM replication. Management estimates that a full CD-ROM replication line costs $4 to $6 million to acquire and install, as compared to less than $500,000 for a software duplication line. As a result, management believes that the trend towards use of CD-ROMs will result in fewer small developers replicating CD-ROMs on their own as many small software duplicators will be unable to afford the cost of CD-ROM equipment or be capable to perform highly complex functions necessary to replicate CD-ROMs.

COMPETITION

     Management believes that the software duplication market is fragmented, and that no single company controls this market. Management believes that competition in the software duplication market is based primarily on five key factors: capacity, service, quality of performance, price and geographic proximity. The barriers to entry into the software duplication market are relatively low, so that competitors with or without significant economic resources could enter the software duplication market at any time. However, as the CD-ROM marketplace


                                       17


expands, management expects that the economic barriers to entry with regard to manufacturing CD-ROM products will be greater than the barriers to entry in the software duplication market due to the significantly higher cost of CD-ROM manufacturing equipment as compared to software duplication equipment.

     The Company competes primarily with other software duplicators such as R.R. Donnelley & Sons Company and KAO Information Systems, Inc. to provide the aforementioned services to large and medium-size software publishing firms, as well as to provide overflow manufacturing services. The Company also expects that large national printing companies and regional printing companies may expand their services and provide software duplication and CD-ROM replication services for small and medium sized software and CD-ROM authors.

     The trend toward independent contract manufacturing in the computer hardware industry, where companies subcontract to independent manufacturers to provide various manufacturing processes (evidenced by companies such as Solectron Corporation), is also evident in the software industry, where there are a number of smaller publishers, as well as larger companies (such as DEC), who look to the cost flexibility and professional capabilities of outside manufacturers. Independent contract manufacturing enables these companies to reduce their manufacturing, equipment and overhead costs. OMNI is currently the sole vendor for Prodigy and Microcom and is currently discussing providing similar services for other software publishers. The Company has used a portion of the proceeds from the IPO and exercise of the Warrants to provide an enhanced range of services from inbound telemarketing through shipping to the end user. The Company expects to use a portion of its funds to continue to improve and expand its marketing and sales programs.

     The Company's strategy is to compete on the basis of its quality (including accuracy), comprehensive services and price. The Company's success will depend on its ability to obtain business from software publishers. To do so, the Company must maintain its quality and level of service and continue to enhance its software duplication process to keep pace with any technological changes. Many companies are capable of providing duplication and replication, and the Company's clients could also decide to provide duplication and replication at their facilities. Some of the Company's competitors are well-established and have greater financial and other resources than the Company.

     The Company believes that a number of factors will affect its competitive position in the future, including its ability to respond to competitive developments and technological changes; its ability to duplicate and manufacture software and CD-ROM packages on a cost-effective basis; and general domestic and international economic conditions.

     The  CD-ROM   manufacturing   and  duplication   marketplaces   are  highly
competitive. The Company competes with regional CD-ROM manufacturers and duplicators. Certain of these competitors, such as KAO Information Systems, Inc. and Disk Manufacturing, Inc., have financial and other resources significantly greater than those of the Company. No assurance can be given


                                       18


that the Company can compete effectively against existing competitors or new competitors that may enter the market. In addition, price is an important competitive factor in the CD-ROM manufacturing and duplication markets, and there can be no assurance that the Company will not be subject to increased price competition, which could have a material adverse effect on the Company's operations and financial condition.

TECHNOLOGICAL CHANGES

     At this time, all software manufacturing is primarily done through duplication of the software program onto diskettes and replications onto CD's. The technology exists for the computer software industry to change its distribution techniques and deliver software programs and manuals electronically, via modem, satellite, or fiber optic transmissions, or through other media, such as CD-ROM. The Company can currently provide its customers with duplication and replication services using CD-ROM technology. The Company intends to use a significant portion of the net proceeds from the exercise of the Warrants to expand its CD-ROM facilities and to develop software downloading capabilities through its 4CD's Internet catalog.

     Electronic distribution of software products has not achieved widespread adoption, in part because of potential problems, including the perceived increased likelihood of piracy (i.e., copying of software programs), inventory controls, and accounting controls, such as verifiable means of determining the number of copies made and collection of amounts due from customers. Software publishers may also be concerned that such methods will limit their ability to track and market to end-users. As these problems are addressed, the demand for electronic distribution will likely increase, which could cause a reduction in the growth in demand, or a decline, in current production and distribution methodologies. Management believes that, by keeping current with the electronic distribution market and using a portion of the net proceeds from the exercise of the Warrants and the Private Placement to make such changes, it will be able to adapt to the changes in distribution techniques.

MANUFACTURING AND SUPPLIES

     The Company provides its services at its Millbury, Massachusetts facility. The Company's facilities include clean rooms for software replication and CD-ROM duplication, as well as temperature controlled facilities to insure that changes in heat or humidity do not damage diskettes. The Company's packaging areas are designed to be quickly reconfigured to address different production schedules.

     As part of the Company's plan to expand its CD-ROM manufacturing and duplication services, management intends to use a portion of the net proceeds from the exercise of the Warrants to expand its state-of-the-art CD manufacturing operations. These operations are being installed in a separate, specially prepared section of the Company's existing facility, and will enable the Company to produce CD-audio, CD-ROM, CD-interactive and CD-video media and the new DVD format. The first of the projected five CD-ROM production lines has just become


                                       19


operational as of the date of this report. In addition, management estimates that this new system will have the capacity to produce CDs that have greater information storage capacity than the same size CDs currently on the market. No assurance can be given that the Company can successfully manufacture and market its CD-ROM duplication services or that if the Company is successful that the Company will generate revenues or be profitable from its CD-ROM duplication services.

     To date, the Company has expended approximately $2,500,000 for leasehold improvements, principally related to the development of a CD-ROM manufacturing capability, including water-handling and purification, systems, environmental controls, clean room facilities, additional electrical generators and structural modifications. Management believes that only minor additional leasehold improvements will be required during the current fiscal year. Management estimates that the cost to purchase and install the first state-of-the-art system, including related leasehold improvements, was approximately $8,000,000. This cost was higher than originally anticipated due to the decision to place this new facility within the Company's current premises, the purchase of more powerful and versatile equipment, and designs to allow increased production capacity. The cost of each additional production line is estimated at $2,500,000 with a total of approximately four additional production lines estimated to be added during the current fiscal year.

     The Company purchases diskettes and other materials in bulk from various suppliers located in the United States. The principal supplies used include diskettes, labels, sleeves and resins. The Company endeavors to acquire diskettes, labels, sleeves and resins on a volume discount basis. The Company has multiple suppliers of these materials and management believes that these materials could be obtained elsewhere if needed without a significant delay or increased cost.

SIGNIFICANT CUSTOMERS

     During the fiscal year ended March 30, 1996, net sales of software duplication services to three customers, Prodigy, America OnLine, Inc. and Microcom, accounted for approximately 45%, 18% and 11%, respectively, of the Company's net sales. While the Company believes that its relationships with these customers are favorable, the loss of any of these customers would have a material adverse effect on the Company's business.

     In December 1994 and March 1995, the Company's manufacturing agreements with Prodigy and Microcom expired. Since that time, sales to these two customers have been conducted on a purchase order basis and have increased. Given that the manufacturing agreements allow for cancellation with little or no penalty, the Company does not believe that the absence of written agreements significantly alters its relationship with these two customers.

SALES AND MARKETING



                                       20


     The Company markets its software duplication services through its sales force of nine persons, consisting of two sales people, six telemarketing sales people and one independent sales representative. The sales force is paid a base salary, plus commissions based on performance. Over the past year, in order to address customer demand, the Company has established an inbound telemarketing function which takes orders directly from customers purchasing products through print ads and other advertising media and ships software, and in some instances, hardware for its vendors. The Company intends to use a portion of the net proceeds received from the exercise of the Warrants to expand its telemarketing function and to promote its duplication and replication services, which are anticipated to include CD-ROM replication.

THE 4CD 'S MULTIMEDIA CATALOG

GENERAL

     The Company has developed an extensive online multimedia catalog featuring popular software and CD-ROM titles, as well as related hardware peripherals. OMNI has introduced this catalog on the Internet.

     The Company had intended to distribute 4CD's as a printed catalog and had test marketed the paper print 4CD's catalog in anticipation of producing the paper print version on a regular basis. However, subsequent to the IPO, the Company determined that use of the Internet medium for 4CD's would allow for greater flexibility, as titles and products offered in 4CD's can be changed on a daily basis. The Company also determined that due to increased costs of paper and mailing, as well as the low costs of entry associated with the Internet, distributing 4CD's on the Internet was more cost efficient. The Company expended approximately $65,000 toward development of the paper print version of 4CD's in Fiscal 1995, which represented the printing and mailing costs of the test market. This amount was treated as a marketing expense. In addition, the Company has expended approximately $550,000 since the IPO toward development of the Internet catalog. Of this amount, approximately $90,000 was allocated toward prepaid advertising, $100,000 toward set-up of the home page, and the balance for equipment purchases and working capital. 4CD's became accessible on the Internet in April 1996 and began taking orders in June 1996.

     Historically, software and peripherals have been sold primarily through traditional channels of distribution such as retail stores. Increased consumer familiarity with microcomputers and software, however, has led to the establishment of new sales channels, such as specialty catalogs and superstores. While catalogs have historically been used to market traditional consumer products and apparel, they have recently gained widespread acceptance from vendors and consumers as an effective channel for the sale of computer hardware, software and peripheral products.

     Management of the Company  believes that  publication  of 4CD's,  featuring
CD-ROM  titles  and   multimedia   products,   can  provide  a  convenient   and
cost-efficient method for customers in


                                       21

the retail consumer, business, education and government markets to purchase CD-ROM and multimedia products for the following reasons:

     o Broad Product Selection. 4CD's is expected to offer a comprehensive line of approximately 500 CD-ROM titles and other multimedia products and to continually add products on a weekly basis. Software titles include all types of CD software, such as software for games or business or educational uses. Hardware and other equipment include CD drives and bundles, which are CD drives bundled with software, sound cards and speakers; full multimedia systems with CD drives, speakers, sound cards and software bundles; and accessories such as sound cards, video cards, speakers, tables and scanners. Management believes, based upon independent market surveys and articles, that retail outlets carry only a few of the most popular CD-ROM titles and multimedia products. Management also believes that electronics catalogs can generally offer a more comprehensive selection of products than existing retail outlets.

     o Detailed Product Descriptions. Electronic catalogs are a reference source which can provide detailed information explaining new and current product capabilities, key features and system requirements, thereby stimulating consumer purchases. 4CD's will contain detailed descriptions of every product featured, as well as information about applications and computing environment and reviews of specific products.

     o Customer Convenience and Technical Support. Online catalogs and toll-free telephone number support allow customers to purchase CD-ROM hardware and titles from the convenience of their homes or offices. These products are also easy to ship on an overnight basis if needed immediately by the customer. The Company also plans to increase its inbound telemarketing staff to provide technical assistance to customers. The Company believes that this level of technical support will allow it to compete more effectively with retailers.

     o Competitive Pricing. The anticipated lower overhead typically associated with electronic direct marketing facilitates competitive pricing in an increasingly price-sensitive market. 4CD's intends to offer products at prices that management currently estimates will generally range from 20% to 50% below manufacturers' suggested retail prices.

MULTIMEDIA AND INTERNET MARKETS

     IDG Marketing Services estimates that the installed base of CD-ROM players in the United States will increase from 9.8 million units in 1993 to 54.1 million units by 1996. Home PCs now include CD-ROM drives as standard equipment. IDG's report also found that small businesses, consumers and the education market account for over 70% of current PC and multimedia product purchases. According to a Multimedia World Marketing survey, 75% of multimedia users expect to purchase CD-ROMs from catalogs. Significant increases in


                                       22


computing power at lower costs with the advent of pentium chip technologies and the rapid cost declines in CD-ROM hardware suggest that the market might grow at even higher rates. Link Resources reports that the average multimedia buyer has a higher income level, spends more on hardware and software, and looks beyond traditional retail channels for multimedia purchases.

     USA Today recently reported that consumers and companies expect to buy over $22 billion in goods and services over the Internet in the next several years. In addition, as CD-ROMs continue to grow in popularity, it is expected that CD-ROM titles will generally supplant 3 1/2" floppy disks as the recording media of choice for published titles.

     4CD's is designed to provide consumers and businesses with a cost-effective method of purchasing titles. By selling over the Internet, Omni can avoid many of the costs typically associated with catalogs (e.g., catalog printing, mailing and order processing). At the same time, OMNI already has developed the infrastructure, through its in-house talent in designing, printing and fulfillment, to provide the services necessary to meet customer demands.

     To date, the Company has had only very limited experience in direct Internet marketing and has only recently provided the 4CD's catalog to the general public, and no assurance can be given that the Company's catalog will be accepted in the CD-ROM marketplace or over the Internet. The Company's success will depend, in part, on its ability to successfully promote its website and to distribute CD-ROM titles at a competitive price, to develop active customers, to stimulate additional purchases from existing customers, to provide efficient telemarketing, customer service and shipping operations, and to obtain favorable pricing terms from CD-ROM developers and distributors. Lack of consumer acceptance of the Company's 4CD's Internet catalog, competition from other electronic and paper catalogs or other methods of distribution, lack of consumer interest in purchasing products over the Internet, or problems in the effective marketing of this service, the purchasing of CD-ROM products, or receipt and shipping of customer orders, could have a material adverse effect on the Company's results of operations and financial condition.

STRATEGY

     4CD's strategy is to offer premier products to customers based on a cost-plus methodology designed to attract buyers and establish long-term relationships. Revenues will be derived from advertising, co-op dollars and publishing of proprietary titles.

     4CD's is expected to include over 5,000 titles within the next six months. Titles are available from distributors already used by OMNI with delivery of many titles on a "just-in-time" basis, thereby reducing the risk of obsolete inventory.

     The Company expects to provide the following information through the 4CD's online catalog:



                                       23


     * Weekly product specials
     * Industry news, reviews and information
     * Free product demos and shareware files from leading manufacturers available for downloading
     * The 4CD's FaxBack Service, a program designed to provide in-depth product literature, which can be retrieved via the customer's fax machine
     * Pre/post technical support services provided by OMNI's technical staff
     * Closeout specials
     * Exclusive software offered only by 4CD's
     * Online chats with software authors
     * Availability in French, Spanish, Italian and German language versions
     * Pre-order section for announced software releases

     Direct online marketing provides a convenient and cost-effective method for individuals, businesses, and schools to purchase CD-ROM titles, as well as drives and peripheral equipment, for the following reasons:

     * BROAD PRODUCT SELECTION. Online catalogs allow customers to view a broad range of titles as well as hardware and peripheral products.

     * DETAILED PRODUCT DESCRIPTIONS. Online catalogs serve as a convenient reference source providing detailed information explaining new and current product capabilities, key features and system requirements.

     * COMPETITIVE PRICING. Low overhead associated with online marketing allows competitive pricing strategies in an increasingly price sensitive market.

     * CUSTOMER CONVENIENCE. Online catalogs and 800 telephone number support allow customers to purchase CD-ROM hardware and titles from the convenience of their homes or offices. CD-ROMs and software titles are also easy to ship on an overnight basis if needed immediately by the customer.

     OMNI has also developed a plan to provide "one stop shopping" for developers through a comprehensive advertising package for CD-ROM publishers and peripheral manufacturers. Revenues are anticipated to be derived both by advertising charges for catalog space and by fulfillment services (including in-bound telemarketing, order fulfillment and warehousing). Also, by offering CD-ROM replication services, OMNI will be able to provide smaller developers with the capability to correct bugs in programs or end user manuals quickly and provide for immediate shipment to the consumer.

COMPETITION


                                       24


     To date, only limited online services exist for customers wishing to purchase software and CD-ROM titles. The trend towards contract manufacturing in the computer hardware industry (evidenced by companies such as Solectron) is even more applicable to the software and CD-ROM industry, where there are a number of smaller publishers as well as larger companies (such as Kodak, America OnLine, Inc. and DEC) who look to the flexibility and lower cost of relying on outside manufacturers and distribution channels. OMNI believes that many developers will be attracted to using the 4CD's catalog as it is planned to provide a single comprehensive web site of titles and consumer information.

     The software and CD-ROM marketplaces are highly competitive. The Company expects to compete with consumer electronic and computer retail stores, including superstores, and other direct marketers of software, CD-ROM and computer related products. Certain hardware and software vendors are selling their products directly through their own catalogs. Certain competitors of the Company, including Micro Warehouse, Inc., PC Connection and other companies which now sell or which may in the future sell CD-ROM products through catalogs, have financial and other resources significantly greater than those of the Company. No assurance can be given that the Company can compete effectively against existing competitors or new competitors that may enter these markets. In addition, price is an important competitive factor in these markets, and there can be no assurance that the Company will not be subject to increased price competition, which could have a material adverse effect on the Company's operations and financial condition.

PURCHASING

     The Company purchases multimedia products from approximately 15 suppliers. Approximately 20% of these products are purchased directly from software manufacturers and the balance from distributors. The Company's largest distributors are American Software and Hardware Distributors, Merisel, Inc. and Ingram Micro, Inc. During the fiscal year ended March 30, 1996, purchases of products from these three distributors constituted approximately 21%, 20% and 7%, respectively, of the Company's finished software product purchases. There are no supply agreements between the Company and any of its distributors. The loss of any of these distributors could have a short-term disruption in the availability of products purchased by it, although the Company believes that it would be able to obtain alternative sources of distribution for such products without materially affecting product cost. Distributors provide the Company with substantial incentives in the form of discounts, advertising allowances, rebates and return policies. A reduction in or discontinuance of such incentives could have a material adverse effect on the Company's operations and financial condition. In addition, no assurance can be given that a distributor and others will not produce and distribute their own multimedia catalogs.

     The Company anticipates that its volume purchases will enable it to obtain more favorable product pricing than consumers and many businesses could obtain. Many of the Company's suppliers are expected to make funds available to the Company in the form of advertising allowances and incentives to promote and increase sales of their products. Generally, the


                                       25

Company has been able to return any unsold or obsolete inventory to its vendors. In addition, the Company typically receives price protection should a vendor subsequently lower its price. Management believes that, based on current industry practices, favorable return and price protection policies will continue. Any change in these policies could have a material adverse impact on the Company's operations and financial condition.

EMPLOYEES

     As of March 30, 1996, the Company employed 139 persons on a full-time basis and 8 persons on a part-time basis. Of these employees, 119 are employed in production, 19 in administration and 9 in sales. None of these employees is represented by a union. The Company believes that its relations with its employees are satisfactory. During the next several months following the date of this report, the Company anticipates commencing full-scale CD-ROM manufacturing production and expects to hire up to 50 additional employees to staff the CD-ROM facilities. As a result, management may reallocate a portion of the proceeds from the exercise of the Warrants and the Private Placement, together with anticipated funds from operations, to hire and train employees, commence manufacturing operations and complete the installation and testing of the CD-ROM equipment. Certain key manufacturing employees have already been hired or identified by the Company and the Company intends to hire and train other production personnel on an as-needed basis based on customer demand. Management currently anticipates that losses from start-up and related costs will be approximately $1,800,000 in the first quarter, although no assurance can be given that costs will not significantly increase or that customer demand will meet management's expectations.

                                 USE OF PROCEEDS

     The Company will receive no part of the proceeds of any sale or transactions made by the Selling Shareholders. The Selling Security Holders have agreed to assume all of the costs and fees relating to the registration of the shares of Common Stock covered by this Prospectus. The Company will not pay any discounts, concessions or commissions payable to underwriters, dealers or agents incident to the offering of the shares of Common Stock covered by this Prospectus.

                            SELLING SECURITY HOLDERS

     The following table sets forth the name of each Selling Stockholder, the number of shares of Common Stock offered hereby and, with regard to investors who purchased shares of Series A Preferred Stock in the Private Placement, the number of shares of Series A Preferred Stock currently held by such Selling Stockholder. In connection with this Registration Statement, the Company has reserved 2,500,000 shares of Common Stock for possible issuance in connection with the conversion of the Series A Preferred Stock. The Series A Preferred Stock converts into Common Stock based upon a formula equal to the purchase price paid by the Selling Stockholder in the Private Placement and an accretion rate of eight percent per annum divided by the lesser


                                       26

of (a) $9.65 or (b) 85% of the average closing bid price of the Company's Common Stock as reported on the American Stock Exchange for the five days preceding the date any such shares are converted into Common Stock. On July 9, 1996, the closing bid price of the Company's Common Stock as reported on the American Stock Exchange was $8.13.



                                        Shares of Series                          Common Stock
  Selling Stockholder:                 A Preferred Stock:                       Offered Hereby(1):
  --------------------                 ------------------                       ------------------
  Cameron Capital, Ltd.                      125                                    297,619
  Leonardo, L.P.                              85                                    202,381
  Banque Scandinive en Suisse                 75                                    178,571
  Canadian Imperial Holdings, Ltd.            65                                    154,762
  Chaim Gross                                 50                                    119,048
  Nelson Partners                             50                                    119,048
  Olympus Securities, Ltd.                    50                                    119,048
  The Tail Wind Fund, Ltd.                    50                                    119,048
  Capital Ventures International              50                                    119,048
  Gracechurch & Co.                           40                                     95,238
  Reg-S Investment Fund, Ltd.                 40                                     95,238
  Richcourt $ Strategies, Inc.                40                                     95,238
  The Otato Limited Partnership               40                                     95,238
  Gundyco in Trust for RRSP 550-98867-18      40                                     95,238
  Societe Generale                            40                                     95,238
  Legong Investments, N.V.                    40                                     95,238
  Faisal Finance (Switzerland) S.A.           35                                     83,333
  Wood Gundy in Trust RRSP 550-99119          35                                     83,333
  Lake Management LDC                         25                                     59,524
  GAM Arbitrage Investments                   20                                     47,619
  Nachum Stein                                20                                     47,619
  Carousel Investments                        15                                     35,714
  AG Super Fund International Partners, L.P.  10                                     23,810
  Raphael, L.P.                               10                                     23,810
  Dunwoody Securities, LLC (2)                --                                    108,808
  O'Connor, Broude & Aronson (3)              --                                     48,000
  Paul F. Johnson                             --                                    409,842
  Richard A. Pilotte                          --                                    409,842
  Robert E. Lee                               --                                    393,744
                                                                                   --------
                                                                                  3,869,516
  -----------------

  (1) Assumes that all of the 2,500,000 shares of Common Stock being registered hereunder in connection with the Private Placement are issued to the holders of the Series A Preferred Stock upon conversion at a conversion rate of $4.20 per share.



                                       27


  (2) In connection with the Private Placement, the Placement Agent may transfer portions of the Warrant to its employees and other brokers and their employees. Each share is exercisable for a period through May 29, 2001 at an exercise price of $9.65 per share.

  (3) Includes options issued to seven attorneys at O'Connor, Broude and Aronson to purchase up to an aggregate of 48,000 shares of Common Stock on or before April 19, 2000 at an exercise price of $5.35 per share.

                              PLAN OF DISTRIBUTION

     The shares of Common Stock covered hereby may be offered and sold from time to time by the Selling Security Holders. The Selling Security Holders will act independently of the Company in making decisions with respect to the timing, market, or otherwise at prices related to the then current market price or in negotiated transactions.

     The Common Stock covered by this Prospectus may be sold by the Selling Security Holders in one or more transactions on the AMEX or otherwise at market prices then prevailing or in privately negotiated transactions. The sale of the Shares being offered hereby, when made, will be made through customary brokerage channels either through broker-dealers acting as agents or brokers for the Selling Security Holders or through broker-dealers acting as principals who may then resell the Shares on the AMEX or otherwise, or by private sales on the AMEX or otherwise, at negotiated prices related to prevailing market prices at the time of the sales, or by a combination of such methods of offering. Thus, the period of the distribution of such securities may occur over an extended period of time. The Selling Security Holders may effect these transactions by selling Shares to or through broker-dealers or by pledges of the Shares to broker-dealers who may, from time to time, themselves effect distributions of the Shares or interests therein in their capacity as broker-dealers. In effecting sales, broker-dealers engaged by the Selling Security Holders may arrange for other broker-dealers to participate. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Security Holders in connection with such sales.

     The Selling Security Holders and any broker-dealer who acts in connection with the sale of Shares hereunder may be deemed to be "underwriters" as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"), and any commission received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. In addition, any Shares covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus. The Selling Security Holders will pay or assume brokerage commissions or underwriting discounts incurred in connection with the sale of their Shares, which commissions or discounts will not be paid or assumed by the Company. The Company will not receive any part of the proceeds of any sale of Common Stock by the Selling Security Holders.



                                       28


     The Company has advised the Selling Security Holders that during such time as they may be engaged in a distribution of Common Stock included herein they are required to comply with Rules 10b-6 and 10b-7 under the Exchange Act (as those Rules are described in more detail below) and, in connection therewith, that they may not engage in any stabilization activity, except as permitted under the Exchange Act, are required to furnish each broker-dealer through which Common Stock included herein may be offered copies of this Prospectus, and may not bid for or purchase any securities of the Company or attempt to induce any person to purchase any securities except as permitted under the Exchange Act. The Selling Security holders have agreed to inform the Company when the distribution of the shares of Common Stock included herein is completed.

     Rule 10b-6 under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Rule 10b-7 governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security.

     This offering will terminate on the date on which all Shares have been sold by the Selling Security Holders.

                               RECENT DEVELOPMENTS

     No material changes in the Company's affairs have occurred since March 30, 1996 which have not been described in the Company's Annual Report on Form 10-KSB or on a Current Report on Form 8-K.


                                  LEGAL MATTERS

     Certain legal matters relating to the securities offered hereby will be passed upon for the Company by O'Connor, Broude & Aronson, Bay Colony Corporate Center, 950 Winter Street, Suite 2300, Waltham, Massachusetts 02154. Certain attorneys in the firm of O'Connor, Broude & Aronson were issued options, which expire on April 20, 2000 to purchase up to 48,000 shares of Common Stock at a price equal to $5.35 per share.

                                     EXPERTS

     The financial statements of the Company appearing in the Company's Annual Report on Form 10-KSB for the fiscal year ended March 30, 1996 have been audited by Price Waterhouse LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                                       29



=======================================================

NO  DEALER,  SALESMAN  OR ANY  OTHER  PERSON  HAS  BEEN
AUTHORIZED IN CONNECTION WITH THIS OFFERING TO GIVE ANY
INFORMATION OR TO MAKE ANY  REPRESENTATIONS  OTHER THAN
THOSE  CONTAINED  IN THIS  PROSPECTUS  AND, IF GIVEN OR
MADE, SUCH INFORMATION OR  REPRESENTATIONS  MUST NOT BE
RELIED UPON AS HAVING BEEN  AUTHORIZED  BY THE COMPANY.
THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR
A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES
OFFERED HEREBY IN ANY  JURISDICTION IN WHICH SUCH OFFER
OR  SOLICITATION  IS NOT  AUTHORIZED  OR IN  WHICH  THE
PERSON  MAKING  SUCH  OFFER  A   SOLICITATION   IS  NOT
QUALIFIED  TO DO SO OR TO  ANY  PERSON  TO  WHOM  IT IS
UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER
THE  DELIVERY  OF THIS  PROSPECTUS  NOR ANY  SALE  MADE
HEREUNDER  SHALL,  UNDER ANY  CIRCUMSTANCES,  CREATE AN
IMPLICATION  THAT  THERE  HAS  BEEN  NO  CHANGE  IN THE
CIRCUMSTANCES  OF THE  COMPANY OR THE FACTS  HEREIN SET
FORTH SINCE THE DATE HEREOF.

                   TABLE OF CONTENTS
                                                   PAGE

Available Information.............................
Incorporation by Reference
  of Certain Information .........................
Risk Factors .....................................
The Company.......................................
Recent Developments ..............................
Use of Proceeds...................................
Selling Security Holders..........................
Plan of Distribution..............................
Legal Matters.....................................
Experts ..........................................


=======================================================


=======================================================









            3,838,054 SHARES OF COMMON STOCK

              OMNI MULTIMEDIA GROUP, INC.














                    ----------------

                       PROSPECTUS

                    ----------------





                     JULY __, 1996






=======================================================














                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following is an itemization of all expenses (subject to future contingencies) incurred or expected to be incurred by the Company in connection with this Registration Statement (items marked with an asterisk (*) represent estimated expenses):

           SEC Filing Fees .....................................   $ 9,796.66
           American Stock Exchange Listing .....................   $17,500.00
           Printing Costs*......................................   $ 1,000.00
           Legal Fees*..........................................   $25,000.00
           Accounting Fees*.....................................   $ 5,000.00
           Miscellaneous*.......................................   $ 1,703.34
                                                                   ----------
                     Total*......................................  $60,000.00
                                                                   ==========

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Delaware General Corporation Law, Section 102(b)(7), enables a corporation in its original certificate of incorporation or an amendment thereto validly approved by stockholders to eliminate or limit personal liability of members of its Board of Directors for violations of a director's fiduciary duty of care. However, the elimination or limitation shall not apply where there has been a breach of the duty of loyalty, failure to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which was deemed illegal or obtaining an improper personal benefit. The Company's Certificate of Incorporation includes the following language:

          "To the maximum extent permitted by Section 102(b)(7) of the General Corporation Law of Delaware, a director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability
     (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
     Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit."

     Delaware General Corporation Law, Section 145, permits a corporation organized under Delaware law to indemnify directors and officers with respect to any matter in which the director or officer acted in good faith and in a manner he reasonably believed to be not opposed to the best interests


                                      II-1

of the Company, and, with respect to any criminal action, he had reasonable cause to believe his conduct was lawful. The Bylaws of the Company include the following provision:

          "Reference is made to Section 145 and any other relevant provisions to the General Corporation Law of the State of Delaware. Particular reference is made to the class of persons, hereinafter called "Indemnitees," who may be indemnified by a Delaware corporation pursuant to the provisions of such
     Section 145, namely, any person or the heirs, executors, or administrators of such person, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was a director, officer, employee, or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise. The Corporation shall, and is hereby obligated to , indemnify the Indemnitees, and each of them, in each and every situation where the Corporation is obligated to make such indemnification pursuant to the aforesaid statutory provisions. The Corporation shall indemnify the Indemnitees, and each of them, in each and every situation where, under the aforesaid statutory provisions, the Corporation is not obligated, but is nevertheless permitted or empowered, to make such indemnification, it being understood that, before making such indemnification with respect to any situation covered under this sentence,
     (i) the Corporation shall promptly make or cause to be made, by any of the methods referred to in Subsection (d) of such Section 145, a determination as to whether each Indemnitee acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, in the case of any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful, and (ii) that no such indemnification shall be made unless it is determined that such Indemnitee acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, in the case of any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful."

ITEM 16. EXHIBITS

                  The following exhibits are filed herewith:
         Exhibit:
         --------
         5(a)              Opinion of O'Connor, Broude & Aronson.
         24 (a)            Consent of Price Waterhouse, LLP.
         24(b)             Consent of O'Connor, Broude & Aronson (contained in
                           Exhibit 5(a)
         27                Financial Data Schedule

ITEM 17. UNDERTAKINGS

         (a)      The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                                      ii-2

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

         (b) The undersigned Registrant hereby undertakes to provide to the Underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer, or controlling person of Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (d)      The Registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of the registration statement as of the time it was declared effective.



                                      II-3

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



                                      II-4


                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Pre-Effective Amendment No. 1 to Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Millbury, Commonwealth of Massachusetts, on the 10th day of July, 1996.


                                        OMNI MULTIMEDIA GROUP, INC.



Date:  July 10, 1996                    By:/s/ Paul F. Johnson
                                        -----------------------
                                        Paul F. Johnson
                                        Chief Executive Officer and President

         In accordance with the Securities Exchange Act of 1934, as amended, this Pre-Effective Amendment No. 1 to Registration Statement on Form S-3 has been signed below by the following persons on behalf of the registrant and in the capacities and on the date indicated.

  Name                                       Capacity                            Date
  ----                                       --------                            ----
    /s/ Paul F. Johnson                 President, Chief Executive Officer,     July  10, 1996
- -----------------------------           Chairman of the Board of
     Paul F. Johnson                    Directors and Secretary
                                        (Principal Executive Officer)


      /s/ Robert E. Lee                 Executive Vice President, Chief         July 10, 1996
- -----------------------------           Financial Officer, Director
      Robert E. Lee                     and Treasurer
                                        (Principal Financial and
                                        Principal Accounting Officer)


   /s/ Richard A. Pilotte               Vice President of Operations and        July 10, 1996
- ----------------------------            Director
     Richard A. Pilotte

   /s/ Richard L. Wise                  Director                                July 10, 1996
- ----------------------------
       Richard L. Wise

   /s/ Ronald F. Ladner                 Director                                July 10, 1996
- ---------------------------
      Ronald F. Ladner


                                      II-5